Exhibit (a)(5)(B)

X Financial Announces Results of Tender Offer

SHENZHEN, China, July 15, 2024 /PRNewswire/ -- X Financial (NYSE: XYF) (the “Company” or “we”), a leading online personal finance company in China, announced today the results of its previously announced tender offer (the “Tender Offer”) to purchase up to 2 million American Depositary Shares (the “ADSs”) of the Company, each representing six Class A ordinary shares, par value $0.0001 per share, at a price of $4.52 per ADS, less any applicable withholding taxes, less a cancellation fee of $0.05 per ADS accepted for purchase in the Tender Offer that will be paid to The Bank of New York Mellon, the Company’s ADS depositary (the “ADSs Depositary”), and without interest. The Tender Offer expired at 5:00 P.M., New York City time, on July 12, 2024.

Based on the results, a total of 2,026,640 ADSs were validly tendered and not withdrawn. The Company announced that the aggregate amount of ADSs that the Company intends to purchase is increased from the previously announced 2,000,000 to 2,026,640 to accept for purchase all ADSs validly tendered and not validly withdrawn. Except as described in this press release, the terms and conditions of the Tender Offers set forth in the Offer to Purchase remain unchanged.

“We are happy to execute this ADS buyback and provide liquidity to securityholders who were seeking an exit, at a premium to the prevailing market price, and at the same time provide remaining securityholders who did not want to participate an opportunity to increase their relative percentage ownership in X Financial at no additional cost to them,” commented Mr. Frank Fuya Zheng, CFO of X Financial. “We are dedicated to navigating the evolving economic landscape while ensuring the sustainable success of our business and returning value to our shareholders, and we plan to employ different methods, such dividends and shares buyback, as and when profitability and smooth operations allow. We are confident in our position as a public company and will drive long-term returns for our shareholders,” concluded Mr. Zheng.

Following completion of the Tender Offer, the Company expects to have 186,872,295 Class A ordinary shares (including Class A ordinary shares represented by ADSs) outstanding.

The information agent and depositary for the Tender Offer is Broadridge Corporate Issuer Solutions, LLC (“Broadridge”). Broadridge will promptly pay for all of the ADSs accepted for purchase in accordance with the terms and conditions of the Tender Offer. For all questions relating to the Tender Offer, please contact: Broadridge Corporate Issuer Solutions, LLC, Telephone (855) 793-5068 (toll-free), email shareholder@Broadridge.com.

About X Financial

X Financial (NYSE: XYF) is a leading online personal finance company in China. The Company is committed to connecting borrowers on its platform with its institutional funding partners. With its proprietary big data-driven technology, the Company has established strategic partnerships with financial institutions across multiple areas of its business operations, enabling it to facilitate and originate loans to prime borrowers under a risk assessment and control system.

For more information, please visit: http://ir.xiaoyinggroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements about the Tender Offer, including the value of the ADSs to be offered to purchase in the tender offer and whether the Tender Offer is actually consummated. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", look forward” "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to, the factors described in the forward-looking statement disclosure and “Risk Factors” section of our most recent Annual Report on Form 20-K. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.

For more information, please contact:

X Financial

Mr. Frank Fuya Zheng

E-mail: ir@xiaoying.com

Christensen IR

In China

Mr. Rene Vanguestaine

Phone: +86-178-1749 0483

E-mail: rene.vanguestaine@christensencomms.com

In US

Ms. Linda Bergkamp

Phone: +1-480-614-3004

Email: linda.bergkamp@christensencomms.com